Securities and Exchange Commission
                      Washington, D.C. 20549
                    _________________________

                             FORM 8-K
                    _________________________

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

 Date of report (Date of earliest event reported): March 31, 1998

                           CV REIT, INC.
     (Exact name of registrant as specified in its charter.)

    Delaware               1-8073                   59-0950354
(State or Other    (Commission File Number)        (IRS Employer
Jurisdiction of                                    Identification
Incorporation)                                        Number)

     100 Century Boulevard, West Palm Beach, Florida 33417
(Address of Principal Executive Offices)             (zip code)

Registrant's telephone number, including area code: (407) 640-3155.

Item 5.  Other Events.

     Pursuant to the terms of a Loan and Credit Facility Agreement dated as of March 31, 1998 (the "Loan Agreement"), Montgomery CV Realty L.P. entered into a $100,000,000 credit facility (the "Facility") with GMAC Commercial Mortgage Corporation ("GMAC"). Draws under the Facility will be used to fund acquisitions, expansions, renovations, financings and refinancings of real estate, including reimbursement of equity advances for any such purposes, and will require compliance with certain performance covenants. Loans under the Facility will bear interest at a floating rate equal to the one month LIBOR rate plus 1.75%, initially 7.43750%.

     In connection with the Loan Agreement and the initial draw under the Facility: (a) Montgomery CV Realty L.P. delivered a $7,650,000 Promissory Note to GMAC; (b) Century Plaza Associate, L.P., of whom Montgomery CV Realty L.P. is the sole member of its sole general partner, will deliver a Mortgage and Security Agreement to GMAC pursuant to which it will grant GMAC a first mortgage on Century Plaza Shopping Center, located in the City of Deerfield Beach, Broward County, Florida (the "Property") and a security interest in all of its personal property located on the Property; and (c) the Registrant will guarantee the initial draw and all future draws under the Facility pursuant to a Guaranty and Suretyship Agreement. The Registrant is the one hundred percent (100%) beneficial owner of Montgomery CV Realty Trust, which in turn holds the general partner interest in and approximately eighty-two percent (82%) of the limited partner interests in Montgomery CV Realty L.P.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)     Exhibits

5.1 Loan and Credit Facility Agreement dated as of March 31, 1998 by and between Montgomery CV Realty L.P. as Borrower, Century Plaza Associates, L.P. and CV Reit, Inc., as guarantors, and GMAC Commercial Mortgage Corporation, as Lender.

5.2  $7,650,000 Promissory Note dated as of April 9, 1998 from
     Montgomery CV Realty L.P. to GMAC Commercial Mortgage
     Corporation.

5.3  Mortgage and Security Agreement dated as of April 9, 1998 by
     Century Plaza Associates, L.P. to GMAC Commercial Mortgage
     Corporation.

5.4 Guaranty and Suretyship Agreement dated as of April 9, 1998 by CV Reit, Inc. to GMAC Commercial Mortgage Corporation.


                              SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 CV REIT, INC.
                                 (Registrant)

Date: April 15, 1998        /s/ Louis P. Meshon, Sr.
                            Louis P. Meshon, Sr.
                            President and Chief Executive Officer


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